Exhibit 10.1

Gary C. Kelly
Chairman of the Board &
Chief Executive Officer
P.O. Box 36611, HDQ/1EO 2702 Love Field Drive
Dallas, Texas 75235-1611

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into by and between Southwest Airlines Co. (“Southwest” or “Company”) and Arthur Jefferson Lamb III (“Consultant”) effective as of June 30, 2017.

1. Termination of Employment and Consulting Period.

(a) Consultant will voluntarily resign from his employment with the Company and its subsidiaries effective as of June 30, 2017 (the “Separation Date”).

(b) From the June 30, 2017 through June 30, 2018, unless terminated sooner, (the “Consulting Period”), Consultant will be available to Southwest on an as needed bases, but no more than ten (10) hours a month. The level of services to be performed by Consultant during the Consulting Period will not exceed a level equal to 20% of the average level of services performed by Consultant during the 36-month period immediately preceding the Separation Date. The Consulting Period may be extended by mutual agreement of the Consultant and the Company. The Consulting Period and the consulting relationship created pursuant to this Agreement may be terminated by the Consultant or the Company for any reason at any time. If the agreement is terminated by either party, the post-employment obligations of Consultant set forth in Section 3 will survive the termination of the Consulting Period and this Agreement. Consultant shall provide consulting services with respect to advising the Company as to business development and related services and the specific services outlined below:

(i) Consultant will actively engage as necessary to assist in counsel related to corporate services and any other initiatives as required by Southwest’s Chief Executive Officer.

(ii) Consultant will actively engage as necessary to support the transition of any corporate services responsibilities as required by Southwest’s Chief Executive Officer.

(c) Consultant shall be an independent contractor and not an agent or employee of the Company. Neither the relationship of the Company and Consultant nor any provision of this Agreement shall be construed to authorize Consultant to take any action, or to make or fail to make any decision, representation or commitment, binding upon the Company or any of its affiliated companies in the absence of written specific authorization executed by an executive officer of the Company. The Company shall at all times be free to employ other consultants to perform services in addition to or in lieu of the services to be provided by Consultant. Subject to the provisions of this Agreement, Consultant shall be free to devote such time, energy and skill during regular business hours as he is not obligated to devote hereunder to the Company in such manner as he deems fit and to such persons, firms or corporations as he chooses.

2. Consideration.

(a) In consideration for Consultant’s promises herein and provided that the Consultant continues to comply with the restrictive covenants set forth in this agreement, the Company shall, provided that Consultant executes and delivers a release in the form attached as Exhibit A (the “Release”) on or prior to 21 days from the date of this letter (and does not subsequently revoke such release), the Consultant has the right of continued vesting of restricted stock units (the “RSUs”) granted on or prior to February 1, 2017, which will continue to vest through the end of the Consulting Period. The Company shall take such actions as permitted under the Southwest Airlines Co. Amended and Restated 2007 Equity Incentive Plan (the “Equity Incentive Plan”) to comply with Southwest’s obligations pursuant to any applicable tax laws or regulations.

(b) The Consultant will receive an hourly rate of $200.00 during the Consulting Period for any services provided, not to exceed 10 hours a month. Consultant will be responsible for all tax liability related to such payments (each a “Consulting Payment”). The Consultant will continue to receive Consulting Payments for services provided during the Consulting Period provided that Consultant delivers to the Company each month during the Consulting Period an invoice detailing the monthly consulting services for the applicable month. Said invoice will be provided within ten (10) days after the end of the applicable calendar month.

(c) All reasonable expenses incurred by Consultant during the Consulting Period for services rendered on behalf of the Company shall be reimbursed by the Company. To be paid for such expenses, the Consultant must present a receipt for such expenses in conjunction with said invoices outlined above and based upon the same submission schedule as outlined above.

(d) Consultant and the Company agree that Consultant shall be, and the Company will treat Consultant as, an independent contractor for purposes of all tax laws (local, state and federal) and file forms consistent with that status. Consultant agrees, as an independent contractor, that Consultant is not entitled to unemployment benefits in the event this Agreement terminates, or workers’ compensation benefits in the event that Consultant is injured in any manner while performing obligations under this Agreement. Consultant expressly acknowledges and agrees that the Company is not required under the Federal Unemployment Tax Act or the Federal Insurance Contribution Act to pay or withhold taxes for unemployment compensation or social security on behalf of Consultant with respect to the Consulting Fee and the Company is not required under the law of any state to obtain workers’ compensation insurance or to make state unemployment compensation contributions on behalf of Consultant. Consultant will be solely responsible to pay, and shall pay, any and all local, state, and/or federal income, and social security and unemployment taxes applicable to the sums received by Consultant hereunder. The Company will not withhold any taxes or prepare W-2 Forms for Consultant, but will provide Consultant with a Form 1099 for sums received by Consultant hereunder, as required by law.

(e) The consideration set forth in this Section 2 is referred to as the “Consideration.”

3. Continuing Post-Employment Obligations.

(a) The Consultant acknowledges that the Company has trade, business and financial secrets and other confidential and proprietary information (collectively, the “Confidential Information”). Confidential information includes, but is not limited to, sales materials, technical information, strategic information, business plans, processes and compilations of information, records, specifications and information concerning customers or venders, customer lists, and information regarding methods of doing business. As defined herein, Confidential Information shall not include information that is generally known to other persons or entities who can obtain economic value from its disclosure or use.

(b) The Consultant is aware of those policies implemented by the Company to keep its Confidential Information secret, including those policies limiting the disclosure of information on a need-to-know basis, requiring the labeling of documents as “confidential,” and requiring the keeping of information in secure areas. The Consultant acknowledges that the Confidential Information has been developed or acquired by the Company through the expenditure of substantial time, effort and money and provides the Company with an advantage over competitors who do not know or use such Confidential Information.

(c) During and following the Consulting Period, the Consultant shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any Confidential Information except to the extent authorized in writing by the Chief Executive Officer or compelled by legal process, other than to an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Consultant of his duties pursuant to this Agreement. The Consultant agrees to use reasonable efforts to give the Company notice of any and all attempts to compel disclosure of any Confidential Information, in such a manner so as to provide the Company with written notice at least five days before disclosure or within one business day after the Consultant is informed that such disclosure is being or will be compelled, whichever is earlier. Such written notice shall include a description of the information to be disclosed, the court, government agency, or other forum through which the disclosure is sought, and the date by which the information is to be disclosed, and shall contain a copy of the subpoena, order or other process used to compel disclosure.

(d) The Consultant further agrees not to use any Confidential Information for the benefit of any person or entity other than the Company.

(e) All records, files, documents and materials, or copies thereof, relating to the Company’s and its affiliates’ business which the Consultant shall prepare, or use, or be provided with as a result of the Agreement or which the Consultant has prepared, or used, or been provided with as a result of his employment with the Company, shall be and remain the sole property of the Company or its affiliates, as the case may be, and shall be returned promptly by the Consultant to the owner upon termination of the Consulting Period.

(f) During and following the Consulting Period, Consultant will cooperate with, and assist, the Company in defense of any claim, litigation or administrative proceeding brought against the Company, as reasonably requested by the Company. Such cooperation and assistance shall include, but not be limited to, (i) interviews of Consultant by legal counsel for the Company as reasonably requested by such counsel, (ii) Consultant providing documents (or copies thereof) and executing affidavits as reasonably requested by such counsel, (iii) Consultant appearing for depositions, trials, and other proceedings as reasonably requested by such counsel, and (iv) Consultant communicating with any party adverse to the Company, or with a representative, agent or legal counsel for any such party, concerning any pending or future claims or litigation or administrative proceeding solely through legal counsel for the Company. The Company will pay all reasonable out-of-pocket expenses incurred by Consultant in providing such cooperation and assistance, provided such expenses have been pre-approved by the Company. Nothing in this paragraph 3(f) is intended to cause Consultant to testify other than truthfully in any proceeding or affidavit.

(g) During the Consulting Period the Company shall provide the Consultant with Confidential Information of the Company as described in Section 3(a). Accordingly, in consideration for the Company’s commitment to provide Confidential Information to the Consultant and the Consideration and in order to protect the value of the Confidential Information to the Company, the Consultant agrees that during the Term of Non-Competition (as defined below) or the Term of Non-Solicitation (as defined below), he will not directly or indirectly disclose or use or disclose for any reason whatsoever any Confidential Information obtained by reason of his employment or consulting relationship with the Company or any predecessor, except as required to conduct the business of the Company. The obligations of the Consultant set forth in the preceding sentence are in addition to, and not in lieu of, the obligations of the Consultant set forth in Section 3(a) of this Agreement. The “Term of Non-Competition” shall be defined as that term beginning on the Separation Date and continuing until the date that the consulting period ends or is terminated and “The Term of Non-Solicitation” shall be defined as that term beginning on the Separation Date and continuing until the date that the consulting period ends or is terminated.

(h) The Consultant acknowledges and agrees that the nature of the Confidential Information which the Company commits to provide him during the Consulting Period would make it difficult, if not impossible, for him to perform in a similar capacity for a Competing Business (as defined below) without disclosing or utilizing the Confidential Information. The Consultant further acknowledges and agrees that the Company’s business is conducted throughout the country in a highly competitive market. Accordingly, the Consultant agrees that he will not (other than for the benefit of the Company pursuant to this Agreement) directly or indirectly, be an officer, director, or employee, during the Term of Non-Competition, for Delta Airlines, Inc., American Airlines Group, Inc., United Continental Holdings, Inc., Spirit Airlines, Inc., JetBlue Airways Corporation, Alaska Air Group, Inc., Virgin America Inc., Allegiant Air (or Allegiant Travel Co.); or any of the affiliated companies of the forgoing (a “Competing Business”), or during the Term of Non-Solicitation, (i) hire, attempt to hire, or contact or solicit with respect to hiring any employee of the Company without the prior written authorization of Gary C. Kelly. Notwithstanding the forgoing, Consultant shall not be prohibited from performing consulting services to Competing Businesses so long as Consultant complies with his obligations regarding this agreement, particularly with regard to confidential information.

(i) During the Term of Non-Competition, the Consultant will not use the Consultant’s access to, knowledge of, or application of Confidential Information to perform any duty for any Competing Business; it being understood and agreed to that this Section 3(i) shall be in addition to and not be construed as a limitation upon the covenants in Section 3(h) hereof.

(j) The Consultant acknowledges that the scope of prohibited activities, and time duration of the preceding paragraphs are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of the Company and the confidentiality of its Confidential Information and to protect the other legitimate business interests of the Company.

(k) If any court determines that any portion of this Section 3 is invalid or unenforceable, the remainder of this Section 3 shall not thereby be affected and shall be given full effect without regard to the invalid provisions. If any court construes any of the provisions of this Section 3, or any part thereof, to be unreasonable because of the duration or scope of such provision, such court shall have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced.

(l) The Consultant’s covenants under this Section 3 of the Agreement shall be construed as an agreement independent of any other provision of this Agreement; and the existence of any claim or cause of action of Consultant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of this covenant.

(m) The parties shall execute such documents and take such other action as is necessary or appropriate to effectuate the provisions of this Agreement.

(n) As used in this Section 3 “Company” shall include Southwest Airlines Co. and any of its affiliates.

4. Warranties and Other Obligations of Consultant. Consultant agrees, represents and warrants that:

(a) The Consideration is not something to which Consultant is otherwise indisputably entitled, and is good and sufficient consideration for Consultant’s execution and non-revocation of this Agreement.

(b) Consultant is legally and mentally competent to sign this Agreement.

(c) Consultant presently possesses the exclusive right to receive all of the Consideration paid in exchange for this Agreement.

5. Choice of Law. This Agreement shall be interpreted and construed in accordance with and shall be governed by the laws of the State of Texas (without regard to any conflicts of law principle which would require the application of some other state law) and, when applicable, the laws of the United States.

6. Entire Agreement. This Agreement, including Exhibit A, constitutes the entire agreement of the parties relating to the subject matter hereof. Any previous agreements with respect to this subject matter are superseded by this Agreement and are of no further force or effect, provided that Consultant’s continuing obligations under this Agreement shall remain in full force and effect according to its terms. No term, provision or condition of this Agreement may be modified in any respect except by a writing executed by both Consultant and the Company. No person has any authority to make any representation or promise on behalf of any of the parties not set forth in this Agreement. This Agreement has not been executed in reliance upon any representation or promise except those contained herein.

7. Acknowledgment of Terms. Consultant acknowledges that Consultant has carefully read this Agreement; that Consultant has had the opportunity for review of it by Consultant’s attorney; and that Consultant is signing this Agreement voluntarily.

8. Waiver. The failure of either party to enforce or to require timely compliance with any term or provision of this Agreement shall not be deemed to be a waiver or relinquishment of rights or obligations arising hereunder, nor shall this failure preclude the enforcement of any term or provision or avoid the liability for any breach of this Agreement.

9. Severability. Each part, term or provision of this Agreement is severable from the others. Notwithstanding any possible future finding by a duly constituted authority that a particular part, term or provision is invalid, void or unenforceable, this Agreement has been made with the clear intention that the validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby.

10. Construction. This Agreement shall be deemed drafted equally by all the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. The plural includes the singular and the singular includes the plural; “and” and “or” are each used both conjunctively and disjunctively;

“any,” “all,” “each,” or “every” means “any and all, and each and every;” “including” and “includes” are each “without limitation;” and “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection.

11. Timing. Consultant acknowledges and agrees Consultant has had a reasonable time to consider this Agreement before executing it.

12. Advice to Consult Counsel. The Company hereby advises Consultant to consult with an attorney prior to executing this Agreement.

13. Survival. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section are in addition to the survivorship provisions of any other section of this Agreement.

14. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

15. Section 409A. This Agreement is intended to be exempt from or compliant with Section 409A of the Internal Revenue Code of 1986, as amended, and the provisions of this Agreement and the Release shall be construed accordingly.

16. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, or by facsimile, as follows:

If to Consultant:	Arthur Jefferson Lamb III
499 Hidden Valley
Coppell, TX, 75019

If to the Company:	Southwest Airlines Co.
2702 Love Field Drive, HDQ-1EO
Dallas, Texas 75235
Attn: Gary C. Kelly

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

ARTHUR JEFFERSON LAMB III

/s/ Arthur Jefferson Lamb III

SOUTHWEST AIRLINES CO.

By:	/s/ Gary C. Kelly
Gary C. Kelly
Chairman of the Board & Chief Executive Officer

EXHIBIT A

CONFIDENTIAL SEPARATION AGREEMENT

AND RELEASE OF CLAIMS

As we have discussed, in exchange for the terms and conditions of this letter agreement (“Agreement”), Southwest Airlines Co. (“Southwest”) is willing to permit you to retire from Southwest effective June 30, 2017, and you will be eligible for all tax qualified retirement plan profit sharing contributions and all 401(k) matching contributions to which you are entitled under the applicable terms of Southwest’s plan documents.

1.	If you accept the terms and conditions of this Agreement by signing below today or within 21 days thereafter (and not revoking your acceptance in the time provided to do so), then Southwest will provide you the following Severance Benefits:

(a)	Within ten business days of your last date of employment with Southwest, Southwest will send you a payment in the total gross amount of $1,034,000.00, less applicable, legally required withholdings and deductions.

(b)	You will be considered a retiree of Southwest effective July 1, 2017, and may utilize Southwest’s retiree flight and/or retiree health care benefits under the terms of the applicable Southwest retiree policies.

(c)	You will be entitled to payment for Paid Time Off (“PTO”) days accrued in 2017 but not used by your last date of employment.

(d)	If you sign this Agreement and return it within the required time period and do not revoke the Agreement, then you will be entitled to the payments as detailed in the Consulting Agreement, less applicable legally required withholdings and deductions.

2.	In consideration of the Severance Benefits described above, to which you are not otherwise eligible unless you accept and elect this Agreement, you agree to the following:

(a)	You understand and agree that, unless you enter into this Agreement and satisfy its terms and conditions, you do not have a right to the Severance Benefits described above. If you do not enter into or comply with the terms and conditions of this Agreement, your final date of employment with Southwest will remain June 30, 2017.

(b)

In exchange for the Severance Benefits provided to you under this Agreement, which you acknowledge are in addition to payments and benefits you would otherwise be entitled to receive absent this Agreement, you individually and on behalf of your spouse, heirs, successors, and assigns agree not to sue and unconditionally RELEASE, DISMISS, AND FOREVER DISCHARGE Southwest Airlines Co., AirTran Airways, Inc. (“AirTran”) (Southwest’s wholly-

owned subsidiary), their respective affiliates, related entities, and each of their respective directors, officers, members, partners, managers, employees, representatives, agents, predecessors, successors, benefits plans, and trustees and fiduciaries of such plans (collectively, the “Released Parties”) from any and all claims, liabilities, demands, obligations, agreements, damages, debts, and causes of action arising out of or connected with your employment with or separation from Southwest. This waiver and release includes, but is not limited to, all claims and causes of action arising under federal, state, or local laws prohibiting age, sex, race, religious, national origin, disability, or any other form of discrimination, retaliation, or harassment (including claims under the federal Age Discrimination in Employment Act and/or Older Workers Benefit Protection Act), whistleblower claims (including claims under the Wendell H. Ford Aviation Investment and Reform Act for the 21st Century (“AIR21”)), claims under federal, state, or local leave laws (including the Family Medical Leave Act (“FMLA”)), wrongful discharge claims, breach of contract claims, tort claims, and all claims alleging any legal or equitable restrictions on Southwest’s right to separate you from employment with Southwest.

You represent that you are the owner of the claims being released, dismissed, and discharged pursuant to this Agreement and that you have not previously assigned or transferred all or any part of any such claims to another entity or person. You agree to indemnify the Company and the Released Parties from and against any third party claims to all or any portion of the Severance Benefits paid to you pursuant to this Agreement.

(c)	You agree to take all action required to dismiss or withdraw with prejudice any outstanding claims of any kind whatsoever that you have brought against Southwest or any of the Released Parties, including but not limited to all Charges and Complaints filed with any federal or state Agency, and all legal claims asserted with any Court. You further agree not to assert any new claims of any kind against Southwest or any of the Released Parties covered by the agreed upon release of claims in Paragraph 2(b) of this Agreement.

(d)

This Agreement precludes you from recovering any relief as a result of any lawsuit, grievance, or claim against Southwest or any of the Released Parties concerning or arising out of events occurring at any time up to the time you sign this Agreement. However, nothing in this Agreement affects your ability to apply for unemployment compensation, or entitlement, if any, to workers’ compensation, health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), or vested benefits under a retirement plan governed by the Employee Retirement Income Security Act (“ERISA”). In addition, nothing in this Agreement prohibits you from communicating with, filing a charge with, or cooperating in the investigations of any governmental agency on matters within their jurisdiction. The Agreement does prohibit you from recovering any relief, including monetary relief, as a result of such activities. Notwithstanding anything to the contrary herein, this Agreement does not limit your right to receive a statutory award for information provided to the Securities and Exchange Commission. By signing this Agreement, you represent that you have already filed workers’ compensation claims for any job-related illnesses or injuries you believe you may have suffered while working for Southwest.

(e)	You acknowledge and agree that your employment with Southwest ended effective June 30, 2017. You further acknowledge and agree that no employment relationship, contractual or otherwise, exists between you and Southwest or you and any of the Released Parties after your last date of employment, and neither Southwest nor any of the Released Parties have an obligation to employ or re-employ you at any time. You agree not to seek future employment with Southwest or any of the Released Parties. Should you seek reinstatement or future employment with Southwest or any of the Released Parties in violation of this Paragraph, neither Southwest nor any of the Released Parties shall incur liability of any kind or nature by virtue of their refusal to hire or rehire you.

(f)	You agree that, as of your separation from Southwest, you will promptly return all Southwest property in your possession if you have not done so. You further agree that you will not divulge any of Southwest’s or any of the Released Parties’ proprietary information or other confidential business information to competitors, vendors, or to any other third party.

(g)	If you have received a legal Preservation Notice from Southwest requiring you to maintain documents and/or data in your possession due to threatened or pending litigation, you agree that you have already transferred or will promptly transfer possession of any such documents and/or data to Southwest and will cooperate with Southwest’s efforts to accomplish same.

(h)	You agree to refer any reference/employment checks regarding your employment with Southwest to the Company’s employment verification service at 1-800-367-5690 or www.theworknumber.com, which will only release dates of employment and positions held in response to employment inquiries.

(i)	You agree to refrain from making, repeating, or publishing any false, disparaging, or derogatory remarks or comments about Southwest or any of the Released Parties. This Paragraph does not prohibit you from making truthful statements while cooperating with a governmental investigation or testifying under oath.

(j)	You agree that, as of your separation from Southwest, you have received all leaves (paid and unpaid) and compensation owed to you by Southwest or any of the Released Parties with the exception of the Severance Benefits under this Agreement.

(k)	You represent that you have not knowingly engaged in unethical or fraudulent activity as a Southwest or AirTran employee and you are not aware of any unethical or fraudulent activity by any Released Party or any third party with which any Released Party is doing business or has done business in the past.

(l)	You agree that, if requested to do so, you will cooperate and make yourself available to any of the Released Parties for consultation, advice and/or testimony relating to any of the Released Parties in general or to pending or upcoming grievances, System Boards, arbitrations, claims, and litigation. You will be reimbursed for reasonable out of pocket expenses incurred by you for transportation, meals, and lodging that may be required to perform such services.

(m)	You agree to keep the terms and existence of this Agreement confidential. It is not a breach of this confidentiality obligation to communicate as necessary with your spouse, financial and/or tax advisors, and your attorney regarding the terms and existence of this Agreement. However, with respect to all other communications, you understand that if you do breach this confidentiality requirement, Southwest reserves the right to stop any and all further payment or benefits under this Agreement and to seek recovery of the full amount and value of the benefits provide to you under this Agreement, and to seek damages against you in an amount to be determined if and when such breach of confidentiality occurs.

(n)	You agree to abide by the terms of the Consulting Agreement, particularly with regard to the restrictions related to providing similar services during the consulting period to the following airlines and any affiliated companies: Delta Airlines, Inc., American Airlines Group, Inc., United Continental Holdings, Inc., Spirit Airlines, Inc., JetBlue Airways Corporation, Alaska Air Group, Inc., Virgin America Inc., and Allegiant Air (or Allegiant Travel Co.).

(o)	This Agreement is made to compromise, terminate and constitute an accord and satisfaction of all of the claims released by this Agreement, and neither Southwest nor any of the Released Parties admit any liability, fault, or wrongdoing of any kind whatsoever and expressly deny and disclaim any liability, fault, or wrongdoing that you alleged or could have alleged. You acknowledge that no promise, inducement or agreement not expressed within this Agreement has been made to you and this Agreement constitutes the entire agreement between you and Southwest and the Released Parties regarding the subject matter contained herein. No term, provision or condition of this Agreement may be modified in any respect except by a writing signed by each of the Parties.

(p)	The failure of either Party to enforce or require timely compliance with any term or provision of this Agreement shall not be deemed to be a waiver or relinquishment of rights or obligations arising hereunder, nor shall this failure preclude the enforcement of any term or provision or avoid the liability for any breach of this Agreement.

(q)	In the event of a breach by either Party of the terms and conditions of this Agreement, the non-breaching Party shall be entitled to recover all expenses as a result of such breach, including but not limited to, reasonable attorneys’ fees and costs.

(r)	The Parties agree that this Agreement will be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

(s)	This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to conflict of law principles and is performable, in whole or in part, in Dallas County, Texas, where venue shall be proper and required for the determination of any dispute regarding this Agreement.

(t)	Each Party shall bear its own costs and attorneys’ fees, if any, except as otherwise provided in this Agreement.

(u)	You are advised to consult with an attorney prior to signing this Agreement. Because you have had the opportunity to consult with competent legal counsel of your own choosing, you have carefully read the Agreement, which was mutually negotiated, and you have been fully and fairly advised as to its terms, any rule of law or decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived.

(v)	You have until twenty-one (21) days after your receipt of this letter to consider and accept this Agreement by signing and submitting the Agreement to me. You may use as much or as little of that time as you would like. You will then have seven days from the date you sign this Agreement to cancel/revoke this Agreement (the “Revocation period”) by submitting written notice of revocation to me. This revocation notice must be received no later than the expiration of the Revocation period. This Agreement shall not become effective or enforceable until the Revocation period has expired without receipt of a written notice of revocation from you.

SOUTHWEST AIRLINES CO.

By:	/s/ Gary C. Kelly
Gary C. Kelly

IN SIGNING BELOW, I CHOOSE TO ACCEPT THE SEVERANCE BENEFITS, TERMS AND CONDITIONS DESCRIBED IN THIS AGREEMENT.

IN SIGNING BELOW, I HEREBY AUTHORIZE SOUTHWEST TO DEDUCT APPLICABLE WITHHOLDING AND ANY MONIES I OWE SOUTHWEST OR AIRTRAN FROM THE SEVERANCE CASH PAYMENT.

I HAVE CAREFULLY READ THE FOREGOING CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE OF CLAIMS. I FULLY UNDERSTAND ITS TERMS AND ACKNOWLEDGE THAT IT CONTAINS A COMPLETE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AT THIS TIME, AND I AM ENTERING INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

/s/ Arthur Jefferson Lamb III
Arthur Jefferson Lamb III

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